Exhibit 16.1

[PwC Letterhead]

[May 28], 2021

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by D-Market Elektronik Hizmetler ve Ticaret A.Ş. pursuant to Item 304(a)(1) of Regulation S-K (copy attached), which we understand will be filed with the Securities and Exchange Commission, as part of the Registration Statement on Form F-1 of D-Market Elektronik Hizmetler ve Ticaret A.Ş. dated [May 28], 2021.  We agree with the statements concerning our Firm contained therein.

Very truly yours,

PwC Bağımsız Denetim ve Serbest Muhasebeci Mali Müşavirlik A.Ş.

/s/ Cenk Uslu

Cenk Uslu

Partner

Istanbul, Turkey

Attachment

CHANGE IN REGISTRANT’S CERTIFYING ACCOUNTANT

On August 17, 2020, following a resolution of the General Assembly Meeting of the Company, the Company dismissed PwC Bağımsız Denetim ve Serbest Muhasebeci Mali Müşavirlik A.Ş. (“PwC”) and appointed GUNEY BAGIMSIZ DENETIM VE SERBEST MUHASEBECI MALI MUSAVIRLIK A.S. as its statutory independent auditor. The Company changed its independent audit firm due to the local mandatory independent auditor rotation regulations.

The reports of PwC on the consolidated financial statements of the Company for the fiscal years ended December 31, 2018 and 2019 prepared in accordance with the International Financial Reporting Standards as issued by the International Accounting Standards Board did not contain any adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

PwC was reengaged to audit these consolidated financial statements as of and for the years ended December 31, 2018 and 2019 in accordance with PCAOB standards on February 15, 2021 and completed its PCAOB audit on March 17, 2021.

During the fiscal years ended December 31, 2018 and 2019 and the interim period through March 17, 2021, there were no disagreements with PwC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure that, if not resolved to the satisfaction of PwC, would have caused it to make reference to the subject matter of the disagreements in connection with its report. During the fiscal years ended December 31, 2018 and 2019 and the subsequent period through March 17, 2021, there were no reportable events as described in Item 4(d) of Form F-1, except for the material weakness related to information technology general controls (see “Risk Factors—If we fail to implement and maintain an effective internal control over financial reporting, we may be unable to accurately report our results of operations, meet our reporting obligations or prevent fraud and investor confidence in our company and the market price of our ADSs may decline”).

The Company has requested that PwC furnish it with a letter addressed to the SEC stating whether or not it agrees with the above statements. A copy of such letter, dated [May 28], 2021, is filed as Exhibit 16.1 to this registration statement on Form F-1.

GUNEY BAGIMSIZ DENETIM VE SERBEST MUHASEBECI MALI MUSAVIRLIK A.S. has served as our independent auditor since 2020. During the two most recent fiscal years ended December 31, 2018 and 2019 prior to 2020, neither we nor anyone on our behalf consulted with GUNEY BAGIMSIZ DENETIM VE SERBEST MUHASEBECI MALI MUSAVIRLIK A.S. on the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our consolidated financial statements or any matter that was the subject of a disagreement, as described in Item 4(d) of Form F-1.